Pricing Supplement No. 2020—USNCH5477 to Product Supplement No. EA-04-08 dated February 15, 2019,

Underlying Supplement No. 8 dated February 21, 2019, Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated September 23, 2020

Citigroup Global Markets Holdings Inc. $27,941,000 Trigger Autocallable Contingent Yield Notes

Linked to the Least Performing of Shares of the iShares® MSCI Emerging Markets ETF and Shares of the SPDR® S&P 500® ETF Trust Due September 26, 2030

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Trigger Autocallable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of shares of the iShares® MSCI Emerging Markets ETF and shares of the SPDR® S&P 500® ETF Trust (each, an “underlying”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the closing price of the least performing underlying on the related quarterly valuation date is greater than or equal to its coupon barrier. If the closing price of the least performing underlying on a quarterly valuation date is less than its coupon barrier, no contingent coupon will be paid on the related coupon payment date. Beginning approximately one year after issuance, if the closing price of the least performing underlying on a quarterly valuation date is greater than or equal to its initial underlying price, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date, and no further amounts will be owed to you. At maturity, if the notes have not previously been automatically called, the amount you receive will depend on the final underlying price of the least performing underlying on the final valuation date. If the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity (plus a final contingent coupon payment if the final underlying price of the least performing underlying is also greater than or equal to its coupon barrier). However, if the notes have not been automatically called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. On each valuation date, the least performing underlying is the underlying with the lowest underlying return from the trade date to that valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. The stated payout on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlying. You will therefore be adversely affected if either underlying performs poorly, regardless of the performance of the other underlying. You will not receive dividends or other distributions paid on the underlyings or participate in any appreciation of either underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier automatic call. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Features				Key Dates

❑ Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the closing price of the least performing underlying on the related valuation date is greater than or equal to its coupon barrier. Otherwise, no contingent coupon will be paid for that quarter.

❑ Automatic Call — Beginning approximately one year after issuance, we will automatically call the notes and pay you the stated principal amount per note plus a final contingent coupon payment if the closing price of the least performing underlying on a quarterly valuation date is greater than or equal to its initial underlying price. If the notes are not automatically called, investors may have full downside market exposure to the least performing underlying at maturity.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes are not automatically called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity (plus a final contingent coupon payment if the final underlying price of the least performing underlying is also greater than or equal to its coupon barrier). However, if the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

				Trade date	September 23, 2020
				Settlement date	September 28, 2020
				Valuation dates[1]	Quarterly, beginning on December 23, 2020 (See page PS-6)
				Final valuation date[1]	September 23, 2030
				Maturity date	September 26, 2030
[1] See page PS-6 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Contingent Yield Notes Linked to the Least Performing of shares of the iShares® MSCI Emerging Markets ETF and shares of the SPDR® S&P 500® ETF Trust. Any payment on the notes will be based on the performance of the least performing underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlyings	Contingent Coupon Rate	Initial Underlying Prices	Coupon Barriers	Downside Thresholds	CUSIP/ISIN
Shares of the iShares® MSCI Emerging Markets ETF (Ticker: EEM) (an “ETF”)	7.10% per annum	$43.10	$30.17, which is 70% of the applicable initial underlying price	$25.86, which is 60% of the applicable initial underlying price	17327Y220 / US17327Y2202
Shares of the SPDR® S&P 500® ETF Trust (Ticker: SPY) (an “ETF”)		$322.64	$225.85, which is 70% of the applicable initial underlying price	$193.58, which is 60% of the applicable initial underlying price

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.35	$9.65
Total	$27,941,000.00	$977,935.00	$26,963,065.00

(1) On the date of this pricing supplement, the estimated value of the notes is $9.211 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.35 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.65 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $9.65 per note. UBS will receive an underwriting discount of $0.35 per note for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Concurrent with this offering of the notes, the issuer is offering other notes that are similar to the notes but that have economic terms that differ from those provided by the notes. The differences in the economic terms reflect differences in costs to the issuer in connection with the distribution of the notes and such other notes.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date, whether the notes are automatically called prior to maturity and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦  Product Supplement No. EA-04-08 dated February 15, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002058/dp102378_424b2-psea0408cb.htm

♦  Underlying Supplement No. 8 dated February 21, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002215/dp102549_424b2-us8.htm

♦  Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Autocallable Contingent Yield Notes Linked to the Least Performing of Shares of the iShares® MSCI Emerging Markets ETF and Shares of the SPDR® S&P 500® ETF Trust that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Dilution Adjustment for Certain Extraordinary Cash Distributions

For purposes of the notes offered by this pricing supplement, the definition of “Permitted Dividend” set forth in the second paragraph under the heading “Certain Extraordinary Cash Distributions” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement shall be replaced with the following:

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of the applicable Underlying Units other than a dividend or other distribution that the Calculation Agent determines, in its sole discretion, is (a) by its terms or declared intent, declared and paid outside the normal dividend policy or historical dividend practice of the applicable Underlying or (b) a payment by such Underlying that such Underlying announces will be an extraordinary dividend and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the applicable Underlying Units have the option to receive either a number of Underlying Units or a fixed amount of cash.

Prospectus. The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•     failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•     failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•     failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•     failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•     certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “Shares of the iShares® MSCI Emerging Markets ETF” beginning on page PS-16 of this pricing supplement, “Shares of the SPDR® S&P 500® ETF Trust“ beginning on page PS-18 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement, “Fund Descriptions—The iShares® ETFs—The iShares® MSCI Emerging Markets ETF” beginning on page US-148 of the accompanying underlying supplement and “Fund Descriptions—The SPDR® S&P 500® ETF Trust” beginning on page US-160 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦    You understand and accept the risks associated with each of the underlyings.

♦    You believe the closing price of each underlying is likely to be greater than or equal to its respective coupon barrier on the valuation dates, and, if the closing price of either underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦    You believe the closing price of each underlying will be greater than or equal to its downside threshold on the final valuation date, and, if the closing price of either underlying is below its downside threshold on the final valuation date, you can tolerate a loss of all or a substantial portion of your investment.

♦    You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the least performing underlying.

♦    You understand that your return will be based on the performance of the least performing underlying and you will not benefit from the performance of the other underlying.

♦    You are willing to hold notes that will be called on the earliest valuation date (beginning one year after issuance) on which the closing price of the least performing underlying is greater than or equal to its respective initial underlying price, and you are otherwise willing to hold such notes to maturity.

♦    You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦    You are willing to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦    You are willing to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦    You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦    You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the underlyings for the term of the notes.

♦    You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦    You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦    You do not believe the closing price of each underlying is likely to be greater than or equal to its respective coupon barrier on the valuation dates, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦    You believe the closing price of either underlying will be less than its respective downside threshold on the final valuation date, exposing you to the full downside performance of the least performing underlying.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the least performing underlying.

♦    You are unwilling to accept that your return will be based on the performance of the least performing underlying, or you seek an investment based on the performance of a basket composed of the underlyings.

♦    You are unwilling to hold notes that will be called on the earliest valuation date (beginning one year after issuance) on which the closing price of the least performing underlying is greater than or equal to its respective initial underlying price, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the contingent coupon payments.

♦    You are unwilling to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦    You are unwilling to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the underlyings for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms

Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately ten years, unless earlier automatically called
Trade date	September 23, 2020
Settlement date	September 28, 2020
Final valuation date[1]	September 23, 2030
Maturity date	September 26, 2030
Underlyings	Shares of the iShares® MSCI Emerging Markets ETF (Ticker: EEM) Shares of the SPDR® S&P 500® ETF Trust (Ticker: SPY)
Automatic call feature

The notes will be automatically called if the closing price of the least performing underlying on any valuation date occurring on or after September 23, 2021 is greater than or equal to its initial underlying price.

If the notes are automatically called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus the contingent coupon for the applicable valuation date.

After the notes are automatically called, no further payments will be made on the notes.

Valuation dates[1]	See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates	Three (3) business days following the applicable valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the closing price of the least performing underlying on a quarterly valuation date is greater than or equal to its coupon barrier, we will make a contingent coupon payment with respect to that valuation date on the related coupon payment date.

However, if the closing price of the least performing underlying on a quarterly valuation date is below its coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of $0.1775 for each $10.00 stated principal amount note (based on the per annum contingent coupon rate of 7.10%) and will be payable with respect to each valuation date on which the closing price of the least performing underlying on that valuation date is greater than or equal to its coupon barrier.

Contingent coupon payments on the notes are not guaranteed. We will not pay you the contingent coupon for any valuation date on which the closing price of least performing underlying on that valuation date is less than

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

its coupon barrier.
Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not automatically called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its coupon barrier, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the notes are not automatically called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is less than its coupon barrier but greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount but no contingent coupon.

If the notes are not automatically called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying on the final valuation date, equal to:

$10.00 × (1 + underlying return of the least performing underlying on the final valuation date)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Least performing underlying	On each valuation date, including the final valuation date, the underlying with the lowest underlying return as of that valuation date.
Underlying return	For any underlying on any valuation date, calculated as follows: current underlying price – initial underlying price initial underlying price
Downside threshold	For any underlying, 60.00% of the applicable initial underlying price, as specified on the cover page of this pricing supplement.
Coupon barrier	For any underlying, 70.00% of the applicable initial underlying price, as specified on the cover page of this pricing supplement.
Initial underlying price	For any underlying, its closing price on the trade date, as specified on the cover page of this pricing supplement.
Current underlying price	For any underlying and any valuation date, the closing price of that underlying on that valuation date.
Final underlying price	For any underlying, its closing price on the final valuation date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date	The closing price of each underlying (its respective initial underlying price) is observed, the contingent coupon rate is set and the coupon barrier and downside threshold for each underlying are determined.

Quarterly (autocallable after one year)

If the closing price of the least performing underlying on any quarterly valuation date is greater than or equal to its coupon barrier, we will pay you a contingent coupon on the related coupon payment date. However, if the closing price of the least performing underlying on any quarterly valuation date is below its coupon barrier, no coupon will be payable on the related coupon payment date.

The notes will be automatically called if the closing price of the least performing underlying on any valuation date (beginning one year after issuance) is greater than or equal to its initial underlying price.

If the notes are automatically called on any valuation date, we will pay the stated principal amount plus the applicable contingent coupon on the related coupon payment date.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously automatically called)

If the notes are not automatically called prior to maturity, the final underlying price of each underlying is observed on the final valuation date.

If the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its coupon barrier, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the final underlying price of the least performing underlying on the final valuation date is less than its coupon barrier but greater than or equal to its downside threshold, we will pay the $10.00 stated principal amount but no contingent coupon.

If the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying on the final valuation date, equal to:

$10.00 × (1 + underlying return of the least performing underlying on the final valuation date)

Valuation Dates/Coupon Payment Dates for the Offering of the Notes

Valuation Dates[1]	Coupon Payment Dates
December 23, 2020*	December 29, 2020
March 23, 2021*	March 26, 2021
June 23, 2021*	June 28, 2021
September 23, 2021	September 28, 2021
December 23, 2021	December 29, 2021
March 23, 2022	March 28, 2022
June 23, 2022	June 28, 2022
September 23, 2022	September 28, 2022
December 23, 2022	December 29, 2022
March 23, 2023	March 28, 2023
June 23, 2023	June 28, 2023
September 25, 2023	September 28, 2023
December 26, 2023	December 29, 2023
March 25, 2024	March 28, 2024
June 24, 2024	June 27, 2024
September 23, 2024	September 26, 2024
December 23, 2024	December 27, 2024
March 24, 2025	March 27, 2025
June 23, 2025	June 26, 2025
September 23, 2025	September 26, 2025
December 23, 2025	December 29, 2025
March 23, 2026	March 26, 2026
June 23, 2026	June 26, 2026
September 23, 2026	September 28, 2026
December 23, 2026	December 29, 2026
March 23, 2027	March 29, 2027
June 23, 2027	June 28, 2027
September 23, 2027	September 28, 2027
December 23, 2027	December 29, 2027
March 23, 2028	March 28, 2028
June 23, 2028	June 28, 2028
September 25, 2028	September 28, 2028
December 26, 2028	December 29, 2028
March 23, 2029	March 28, 2029
June 25, 2029	June 28, 2029
September 24, 2029	September 27, 2029
December 24, 2029	December 28, 2029
March 25, 2030	March 28, 2030
June 24, 2030	June 27, 2030
September 23, 2030	September 26, 2030
*The notes are NOT automatically callable until the fourth valuation date, which is September 23, 2021.

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not automatically called on any of the valuation dates (beginning one year after issuance) and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price of the least performing underlying is less than its initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the closing price of the least performing underlying on the related valuation date is less than its coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing price of the least performing underlying on the related valuation date is greater than or equal to its coupon barrier. If the closing price of the least performing underlying on any valuation date is less than its coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing price of the least performing underlying is below its coupon barrier on each valuation date, you will not receive any contingent coupon payments over the term of the notes.

♦	The notes are subject to the risks of both of the underlyings and will be negatively affected if either of the underlyings performs poorly, even if the other underlying performs well — You are subject to risks associated with both of the underlyings. If either of the underlyings performs poorly, you will be negatively affected, even if the other underlying performs well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlyings is the least performing underlying on each valuation date. Furthermore, the risk that you will not receive the contingent coupon and that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar. With a greater total number of underlyings, it is more likely that an underlying will be below its coupon barrier or downside threshold on a valuation date or the final valuation date, as applicable, and therefore it is more likely that you will not receive any contingent coupon and that, at maturity, you will receive an amount in cash which is worth less than your principal amount.

♦	You will not benefit in any way from the performance of the better performing underlying — The return on the notes depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlying. The notes may underperform a similar investment in both of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlying would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the underlying that is not the least performing underlying is not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The iShares® MSCI Emerging Markets ETF seeks to track the MSCI Emerging Markets Index and the SPDR® S&P 500® ETF Trust seeks to track the S&P 500® Index. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risks that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates, the notes will not be automatically called and the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation between the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the underlyings as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that (i) the closing price of the least performing underlying will be less than the applicable coupon barrier on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes, (ii) the closing price of the least performing underlying will be less than the applicable initial underlying price on each valuation date (beginning one year after issuance), such that the notes are not automatically called and (iii) the closing price of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the least performing underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the least performing underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	The notes are riskier than securities with a shorter term — The notes are relatively long-dated. Because the notes are relatively long-dated, the risks of the notes are heightened as compared to securities with a shorter term because, unless the notes are automatically called, you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to either underlying — You will not participate in any appreciation in the price of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings or the stocks held by the underlyings.

♦	The performance of the notes will depend on the closing prices of the underlyings solely on the relevant valuation dates, which makes the notes particularly sensitive to the volatility of the underlyings — Whether the contingent coupon will be paid for any given quarter will depend on the closing prices of the underlyings solely on the applicable quarterly valuation dates, regardless of the closing prices of the underlyings on other days during the term of the notes. If the notes are not automatically called, what you receive at maturity will depend solely on the closing price of the least performing underlying on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing prices of the underlyings on a limited number of dates, the notes will be particularly sensitive to volatility in the closing prices of the underlyings. You should understand that both of the underlyings have historically been highly volatile.

♦	Investing in the notes is not equivalent to investing in either underlying or the stocks held by either underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares or any of the stocks held by the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the prices used will not reflect the receipt or reinvestment of dividends or distributions on either of the underlyings or the stocks held by either of the underlyings. Dividend or distribution yield on the underlyings or the stocks held by the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the underlyings or the stocks held by the underlyings, but will not be reflected in the performance of either of the underlyings as measured for purposes of the notes (except to the extent that dividends and distributions reduce the prices of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes may be automatically called prior to maturity — Beginning one year after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing price of the least performing underlying on that valuation date is greater than or equal to its respective initial underlying price. Thus, the term of the notes may be limited to as short as one year. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Generally, the longer the notes are outstanding, the less likely it is that they will be automatically called due to the decline in the prices of the underlyings and the shorter time remaining for the prices of underlyings to recover.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the least performing underlying will fall below the coupon barrier on any valuation date or the downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the price of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that one or the other of the underlyings will experience a large decline over the term of the notes and fall below its respective coupon barrier on one, or more, quarterly valuation dates and/or below its respective downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that one or the other of the underlyings will fall below its respective coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that one or the other of the underlyings will fall below its respective downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, the dividend yields on the underlyings and the stocks held by the issuers of the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-

income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks held by the issuers of the underlyings, the correlation between the underlyings, dividend yields on the underlyings, interest rates generally, the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the applicable underlying trade, the correlation among those rates and the price of the applicable underlying, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Fluctuations in exchange rates will affect the price of the iShares® MSCI Emerging Markets ETF — Because the iShares® MSCI Emerging Markets ETF invests in non-U.S. companies and the net asset value of the iShares® MSCI Emerging Markets ETF is based on the U.S. dollar value of the stocks held by the iShares® MSCI Emerging Markets ETF, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor's net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the stocks held by the iShares® MSCI Emerging Markets ETF, the price of the iShares® MSCI Emerging Markets ETF will be adversely affected for that reason alone and the payment at maturity on the notes may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States. and other countries important to international trade and finance.

♦	The iShares® MSCI Emerging Markets ETF is subject to risks associated with investments linked to the value of emerging markets equity securities — The stocks composing the iShares® MSCI Emerging Markets ETF and that are generally tracked by the iShares® MSCI Emerging Markets ETF have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	Our offering of the notes is not a recommendation of either of the underlyings — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or the stocks that are held by the issuers of the underlyings or in instruments related to the underlyings or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other of our affiliates’ activities may affect the prices of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing prices of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the prices of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	The notes may become linked to assets other than the original underlyings upon the occurrence of a reorganization event or upon the delisting of an underlying — For example, if an ETF enters into a merger agreement that provides for holders of the such underlying to receive shares of another entity, the shares of such other entity will become the applicable underlying for all purposes of the notes upon consummation of the merger. Additionally, if an underlying is delisted, or an ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of an underlying — Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the applicable underlying would not.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks held by the ETFs and other financial instruments related to the underlyings or such stocks and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlyings or the stocks held by the ETFs or in instruments linked to the underlyings or such stocks on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the prices of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the ETFs or the issuers of the stocks held by the ETFs, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, events with respect to the ETFs that may require a dilution adjustment or the delisting of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on any valuation date with respect to an underlying, determining whether to postpone the valuation date;

♦	determining the price of an underlying if the prices of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the notes upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of an underlying if an underlying is delisted or an ETF is liquidated or otherwise terminated (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The price and performance of the underlyings may not completely track the performance of the indices underlying the ETFs or the net asset value per share of the ETFs — The ETFs do not fully replicate the underlying indices that they seek to track and may hold securities different from those included in the indices underlying the ETFs. In addition, the performance of the underlyings will reflect transaction costs and fees of the ETFs that are not included in the calculation of the indices underlying the ETFs. In addition, the ETFs may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the indices underlying the ETFs. All of these factors may lead to a lack of correlation between the performance of the underlyings and the indices underlying the ETFs. In addition, corporate actions with respect to the equity securities constituting the indices underlying the ETFs or held by the ETFs (such as mergers and spin-offs) may impact the variance between the performances of the underlyings and the indices underlying the ETFs. Finally, because the underlyings are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlyings may differ from the net asset value per share of the underlyings.

During periods of market volatility, securities underlying the ETFs may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlyings and the liquidity of the underlyings may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETFs. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlyings. As a result, under these circumstances, the market value of the underlyings may vary substantially from the net asset value per share of the underlyings. For all of the foregoing reasons, the performance of the underlyings may not correlate with the performance of the indices underlying the ETFs and/or the net asset value per share of the underlyings, which could materially and adversely affect the value of the notes in the secondary market and/or reduce one or more payments on the notes.

♦	Changes made by the investment advisers to the ETFs or by the sponsor of the indices underlying the ETFs may adversely affect the underlyings — We are not affiliated with the investment advisers to the ETFs or with the sponsors of the indices underlying the ETFs. Accordingly, we have no control over any changes such investment advisers or sponsors may make to the ETFs or the indices underlying the ETFs. Such changes could be made at any time and could adversely affect the performance of the underlyings.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: Ten years, unless earlier automatically called

t	Hypothetical Initial Underlying Prices:

o	Shares of the iShares® MSCI Emerging Markets ETF: $40.00

o	Shares of the SPDR® S&P 500® ETF Trust: $300.00

t	Hypothetical Contingent Coupon Rate: 6.05% per annum (or 1.5125% per quarter)

t	Hypothetical Quarterly Contingent Coupon Payment: $0.15125 per quarter per note

t	Valuation Dates: Quarterly, automatically callable after approximately one year, as set forth on page PS-6 of this pricing supplement

t	Hypothetical Coupon Barriers:

o	Shares of the iShares® MSCI Emerging Markets ETF: $28.00, which is 70% of its hypothetical initial underlying price

o	Shares of the SPDR® S&P 500® ETF Trust: $210.00, which is 70% of its hypothetical initial underlying price

t	Hypothetical Downside Thresholds:

o	Shares of the iShares® MSCI Emerging Markets ETF: $24.00, which is 60% of its hypothetical initial underlying price

o	Shares of the SPDR® S&P 500® ETF Trust: $180.00, which is 60% of its hypothetical initial underlying price

*The hypothetical contingent coupon rate may not represent the actual contingent coupon rate and the hypothetical initial underlying prices, coupon barriers and downside thresholds may not represent the actual initial underlying prices, coupon barriers and downside thresholds, respectively, applicable to the underlyings. The actual initial underlying prices, coupon barriers, downside thresholds and contingent coupon rate are listed on the cover page of this pricing supplement.

Example 1 — Notes are automatically called on the fourth valuation date.

Date	Closing Price of the Underlying		Payment (per note)
	Shares of the iShares® MSCI Emerging Markets ETF	Shares of the SPDR® S&P 500® ETF Trust
First Valuation Date	$29.00 (at or above coupon barrier)*	$390.00 (at or above coupon barrier)	$0.15125 (contingent coupon — not callable)
Second Valuation Date	$30.00 (at or above coupon barrier)*	$400.00 (at or above coupon barrier)	$0.15125 (contingent coupon — not callable)
Third Valuation Date	$31.00 (at or above coupon barrier)*	$410.00 (at or above coupon barrier)	$0.15125 (contingent coupon — not callable)
Fourth Valuation Date	$60.00 (at or above coupon barrier and initial underlying price)	$305.00 (at or above coupon barrier and initial underlying price)*	$10.15125 (settlement amount)
		Total Payment:	$10.605 (6.05% total return)

* Denotes least performing underlying for the applicable valuation date

The least performing underlying closes above its respective coupon barrier on the first three valuation dates and therefore a contingent coupon is paid on each of the first three coupon payment dates. On the fourth valuation date (which is approximately one year after the trade date and is the first valuation date on which the notes are subject to potential automatic call), the least performing underlying on the fourth valuation date closes above its respective initial underlying price, and the notes are automatically called on the related coupon payment date. You will receive on the coupon payment date a total of $10.15125 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.45375 received in respect of the prior valuation dates, you would have been paid a total of $10.605 per note for a 6.05% total return on the notes. No further amount would be owed to you under the notes, and you would not participate in the appreciation of the underlyings.

Example 2 — Notes are NOT automatically called and the final underlying price of the least performing underlying on the final valuation date is at or above its respective coupon barrier.

Date	Closing Price of the Underlying		Payment (per note)
	Shares of the iShares® MSCI Emerging Markets ETF	Shares of the SPDR® S&P 500® ETF Trust
First Valuation Date	$29.00 (at or above coupon barrier)*	$390.00 (at or above coupon barrier)	$0.15125 (contingent coupon — not callable)
Second Valuation Date	$30.00 (at or above coupon barrier)*	$400.00 (at or above coupon barrier)	$0.15125 (contingent coupon — not callable)
Third Valuation Date	$31.00 (at or above coupon barrier)	$205.00 (below coupon barrier)*	$0.00 (not callable)
Fourth Valuation Date	$35.00 (at or above coupon barrier; below initial underlying price)	$200.00 (below coupon barrier and initial underlying price)*	$0.00 (not called)
Fifth to Thirty-Ninth Valuation Dates	various (all at or above coupon barrier; all below initial underlying price)	various (all below coupon barrier and initial underlying price)*	$0.00 (not called)
Final Valuation Date	$37.00 (at or above coupon barrier and downside threshold)	$211.00 (at or above coupon barrier and downside threshold)*	$10.15125
		Total Payment:	$10.45375 (4.5375% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each of the first two valuation dates closes above its respective coupon barrier on each of the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third to thirty-ninth valuation dates, the least performing underlying closes below its coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. On the final valuation date, the least performing underlying on the final valuation date closes at or above its respective coupon barrier. Therefore, at maturity, you would receive a total of $10.15125 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the total contingent coupon payments of $0.3025 received in respect of the prior valuation dates, you would have been paid a total of $10.45375 per note for a 4.5375% total return on the notes over ten years.

Example 3 — Notes are NOT automatically called and the final underlying price of the least performing underlying on the final valuation date is at or above its respective downside threshold but below its respective coupon barrier.

Date	Closing Price of the Underlying		Payment (per note)
	Shares of the iShares® MSCI Emerging Markets ETF	Shares of the SPDR® S&P 500® ETF Trust
First Valuation Date	$29.00 (at or above coupon barrier)*	$390.00 (at or above coupon barrier)	$0.15125 (contingent coupon — not callable)
Second Valuation Date	$30.00 (at or above coupon barrier)*	$400.00 (at or above coupon barrier)	$0.15125 (contingent coupon — not callable)
Third Valuation Date	$31.00 (at or above coupon barrier)	$205.00 (below coupon barrier)*	$0.00 (not callable)
Fourth Valuation Date	$35.00 (at or above coupon barrier; below initial underlying price)	$200.00 (below coupon barrier and initial underlying price)*	$0.00 (not called)
Fifth to Thirty-Ninth Valuation Dates	Various (all below coupon barrier and initial underlying price)*	Various (all at or above coupon barrier; all below initial underlying price)	$0 (not called)
Final Valuation Date	$25.00 (below coupon barrier, at or above downside threshold)*	$270.00 (at or above coupon barrier and downside threshold)	$10.00 (stated principal amount)
		Total Payment:	$10.3025 (3.025% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each of the first two valuation dates closes above its respective coupon barrier on the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third to thirty-ninth valuation dates, the least performing underlying closes below its coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. On the final valuation date, the least performing underlying on the final valuation date closes above its respective downside threshold but below its respective coupon barrier. Therefore, at maturity, you would receive a total of $10.00 per note, reflecting your stated principal amount, but you would not receive a contingent coupon with respect to the final valuation date. When added to the contingent coupon payments of $0.3025 received in respect of the prior valuation dates, you would have been paid a total of $10.3025 per note for a 3.025% total return on the notes over ten years.

Example 4 — Notes are NOT automatically called and the final underlying price of the least performing underlying on the final valuation date is below its respective downside threshold.

Date	Closing Price of the Underlying		Payment (per note)
	Shares of the iShares® MSCI Emerging Markets ETF	Shares of the SPDR® S&P 500® ETF Trust
First Valuation Date	$20.00 (below coupon barrier)*	$390.00 (at or above coupon barrier)	$0 (not callable)
Second Valuation Date	$25.00 (below coupon barrier)*	$400.00 (at or above coupon barrier)	$0 (not callable)
Third Valuation Date	$31.00 (at or above coupon barrier)	$205.00 (below coupon barrier)*	$0 (not callable)
Fourth Valuation Date	$35.00 (at or above coupon barrier; below initial underlying price)	$200.00 (below coupon barrier and initial underlying price)*	$0 (not called)
Fifth to Thirty-Ninth Valuation Dates	Various (all below coupon barrier and initial underlying price)	Various (all below coupon barrier and initial underlying price)*	$0 (not called)
Final Valuation Date	$25.00 (below coupon barrier, at or above downside threshold)	$90.00 (below coupon barrier and downside threshold)*	$10.00 × [1 + underlying return of the least performing underlying on the final valuation date] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00 (payment at maturity)
		Total Payment:	$3.00 (-70.00% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each valuation date closes below its coupon barrier, and as a result no contingent coupon is paid on any coupon payment date during the term of the notes. On the final valuation date, the least performing underlying on the final valuation date closes below its respective downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the least performing underlying and you will receive $3.00 per note, which reflects the percentage decrease of the least performing underlying on the final valuation date from the trade date to the final valuation date.

Shares of the iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. However, for purposes of the notes, the performance of the iShares® MSCI Emerging Markets ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI Emerging Markets ETF will not be factored into a determination of the closing price of the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The iShares® MSCI Emerging Markets ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment advisor to the iShares® MSCI Emerging Markets ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

This pricing supplement relates only to the notes offered hereby and does not relate to the iShares® MSCI Emerging Markets ETF. We have derived all disclosures contained in this pricing supplement regarding the iShares® MSCI Emerging Markets ETF from the publicly available documents described above. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® MSCI Emerging Markets ETF.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The iShares® MSCI Emerging Markets ETF is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the iShares® MSCI Emerging Markets ETF.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the iShares® MSCI Emerging Markets ETF from January 4, 2010 through September 23, 2020. The closing price of the iShares® MSCI Emerging Markets ETF on September 23, 2020 was $43.10. The initial underlying price with respect to shares of the iShares® MSCI Emerging Markets ETF will be their closing price on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the iShares® MSCI Emerging Markets ETF has experienced significant fluctuations. The historical performance of the shares of the iShares® MSCI Emerging Markets ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the iShares® MSCI Emerging Markets ETF during the term of the notes. We cannot give you assurance that the performance of the shares of the iShares® MSCI Emerging Markets ETF will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the iShares® MSCI Emerging Markets ETF will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® MSCI Emerging Markets ETF.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/10	03/31/10	$43.22	$36.83	$0.01201
04/01/10	06/30/10	$43.98	$36.16	$0.26160
07/01/10	09/30/10	$44.77	$37.59	$0.00000
10/01/10	12/31/10	$48.58	$44.77	$0.35942
01/03/11	03/31/11	$48.69	$44.63	$0.02512
04/01/11	06/30/11	$50.21	$45.50	$0.46092
07/01/11	09/30/11	$48.46	$34.95	$0.00000
10/03/11	12/30/11	$42.80	$34.36	$0.34696
01/03/12	03/30/12	$44.76	$38.23	$0.00000
04/02/12	06/29/12	$43.54	$36.68	$0.46836
07/02/12	09/28/12	$42.37	$37.42	$0.00000
10/01/12	12/31/12	$44.35	$40.14	$0.26233
01/02/13	03/28/13	$45.20	$41.80	$0.01423
04/01/13	06/28/13	$44.23	$36.63	$0.00000
07/01/13	09/30/13	$43.29	$37.34	$0.49260
10/01/13	12/31/13	$43.66	$40.44	$0.36578
01/02/14	03/31/14	$40.99	$37.09	$0.00000
04/01/14	06/30/14	$43.95	$40.82	$0.00000
07/01/14	09/30/14	$45.85	$41.56	$0.34063
10/01/14	12/31/14	$42.44	$37.73	$0.53502
01/02/15	03/31/15	$41.07	$37.92	$0.00000

04/01/15	06/30/15	$44.09	$39.04	$0.00000
07/01/15	09/30/15	$39.78	$31.32	$0.30125
10/01/15	12/31/15	$36.29	$31.55	$0.50084
01/04/16	03/31/16	$34.28	$28.25	$0.00000
04/01/16	06/30/16	$35.26	$31.87	$0.26598
07/01/16	09/30/16	$38.20	$33.77	$0.00000
10/03/16	12/30/16	$38.10	$34.08	$0.39621
01/03/17	03/31/17	$39.99	$35.43	$0.00000
04/03/17	06/30/17	$41.93	$38.81	$0.19171
07/03/17	09/29/17	$45.85	$41.05	$0.00000
10/02/17	12/29/17	$47.81	$44.82	$0.69655
01/02/18	03/29/18	$52.08	$45.69	$0.00000
04/02/18	06/29/18	$48.14	$42.33	$0.28987
07/02/18	09/28/18	$45.03	$41.14	$0.00000
10/01/18	12/31/18	$42.93	$38.00	$0.58379
01/02/19	03/29/19	$43.71	$38.45	$0.00000
04/01/19	06/28/19	$44.59	$39.91	$0.31144
07/01/19	09/30/19	$43.42	$38.74	$0.00000
10/01/19	12/31/19	$45.07	$40.27	$0.92902
01/02/20	03/31/20	$46.30	$30.61	$0.00000
04/01/20	06/30/20	$41.19	$32.67	$0.23029
07/01/20	09/23/20*	$45.55	$40.44	$0.00000

* As of the date of this pricing supplement, available information for the third calendar quarter of 2020 includes data for the period from July 1, 2020 through September 23, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2020.

The graph below illustrates the performance of the shares of the iShares® MSCI Emerging Markets ETF from January 4, 2010 to September 23, 2020. The closing price of the shares of the iShares® MSCI Emerging Markets ETF on September 23, 2020 was $43.10. We obtained the closing prices of the shares of the iShares® MSCI Emerging Markets ETF from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the iShares® MSCI Emerging Markets ETF should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the iShares® MSCI Emerging Markets ETF. We cannot give you assurance that the performance of the shares of the iShares® MSCI Emerging Markets ETF will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Shares of the SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of the S&P 500® Index. The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. The SPDR® S&P 500® ETF Trust is managed by State Street Bank and Trust Company (“SSBTC”), as trustee of the SPDR® S&P 500® ETF Trust and PDR Services LLC (“PDRS”), as sponsor of the SPDR® S&P 500® ETF Trust. Information provided to or filed with the SEC by SPDR® S&P 500® ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The SPDR® S&P 500® ETF Trust trade on the NYSE Arca under the ticker symbol “SPY.”

We have derived all disclosures contained in this pricing supplement regarding the SPDR® S&P 500® ETF Trust from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, State Street Bank and Trust Company and PDR Services LLC. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR® S&P 500® ETF Trust.

Please refer to the section “Fund Descriptions—The SPDR® S&P 500® ETF Trust” in the accompanying underlying supplement for important disclosures regarding the SPDR® S&P 500® ETF Trust.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the SPDR® S&P 500® ETF Trust from January 4, 2010 through September 23, 2020. The closing price of the SPDR® S&P 500® ETF Trust on September 23, 2020 was $322.64. The initial underlying price with respect to shares of the SPDR® S&P 500® ETF Trust will be their closing price on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the SPDR® S&P 500® ETF Trust has experienced significant fluctuations. The historical performance of the shares of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the SPDR® S&P 500® ETF Trust during the term of the notes. We cannot give you assurance that the performance of the shares of the SPDR® S&P 500® ETF Trust will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the SPDR® S&P 500® ETF Trust will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the SPDR® S&P 500® ETF Trust.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/10	03/31/10	$117.40	$105.87	$0.59019
04/01/10	06/30/10	$121.79	$103.22	$0.48038
07/01/10	09/30/10	$114.79	$102.20	$0.53128
10/01/10	12/31/10	$125.92	$113.75	$0.60213
01/03/11	03/31/11	$134.57	$126.21	$0.65276
04/01/11	06/30/11	$136.54	$126.81	$0.55332
07/01/11	09/30/11	$135.46	$112.26	$0.62762
10/03/11	12/30/11	$128.68	$109.93	$0.62495
01/03/12	03/30/12	$141.61	$127.49	$0.77013
04/02/12	06/29/12	$141.79	$128.10	$0.61389
07/02/12	09/28/12	$147.24	$133.51	$0.68826
10/01/12	12/31/12	$146.27	$135.70	$0.77945
01/02/13	03/28/13	$156.73	$145.53	$1.02183
04/01/13	06/28/13	$167.11	$154.14	$0.69372
07/01/13	09/30/13	$173.14	$161.16	$0.83912
10/01/13	12/31/13	$184.67	$165.48	$0.83795
01/02/14	03/31/14	$188.26	$174.15	$0.98025
04/01/14	06/30/14	$196.48	$181.48	$0.82461
07/01/14	09/30/14	$201.82	$190.99	$0.93669
10/01/14	12/31/14	$208.72	$186.27	$0.93919
01/02/15	03/31/15	$211.99	$198.97	$1.13492
04/01/15	06/30/15	$213.50	$205.42	$0.93081
07/01/15	09/30/15	$212.59	$187.27	$1.03007
10/01/15	12/31/15	$211.00	$192.13	$1.03343
01/04/16	03/31/16	$206.10	$183.03	$1.21155
04/01/16	06/30/16	$212.39	$199.53	$1.04960
07/01/16	09/30/16	$219.09	$208.39	$1.07844
10/03/16	12/30/16	$227.76	$208.55	$1.08207
01/03/17	03/31/17	$239.78	$225.24	$1.32893
04/03/17	06/30/17	$244.66	$232.51	$1.03312
07/03/17	09/29/17	$251.23	$240.55	$1.18311

10/02/17	12/29/17	$268.20	$252.32	$1.23457
01/02/18	03/29/18	$286.58	$257.63	$1.35133
04/02/18	06/29/18	$278.92	$257.47	$1.09678
07/02/18	09/28/18	$293.58	$270.90	$1.24557
10/01/18	12/31/18	$291.73	$234.34	$1.32261
01/02/19	03/29/19	$284.73	$244.21	$1.43543
04/01/19	06/28/19	$295.86	$274.57	$1.23312
07/01/19	09/30/19	$302.01	$283.82	$1.43164
10/01/19	12/31/19	$322.94	$288.06	$1.38362
01/02/20	03/31/20	$338.34	$222.95	$1.56999
04/01/20	06/30/20	$323.20	$246.15	$1.40556
07/01/20	09/23/20*	$357.70	$310.52	$1.36624
*As of the date of this pricing supplement, available information for the third calendar quarter of 2020 includes data for the period from January 2, 2020 through September 23, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2020.
On September 17, 2020, the SPDR® S&P 500® ETF Trust declared a cash dividend of $1.33922 per share payable on October 30, 2020. We make no representation as to the amount of dividends, if any, that the SPDR® S&P 500® ETF Trust will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the SPDR® S&P 500® ETF Trust.

The graph below illustrates the performance of the shares of the SPDR® S&P 500® ETF Trust from January 4, 2010 through September 23, 2020. The closing price of the shares of the SPDR® S&P 500® ETF Trust on September 23, 2020 was $322.64. We obtained the closing prices of the shares of the SPDR® S&P 500® ETF Trust from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the SPDR® S&P 500® ETF Trust. We cannot give you assurance that the performance of the shares of the SPDR® S&P 500® ETF Trust will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of shares of the iShares® MSCI Emerging Markets ETF and shares of the SPDR® S&P 500® ETF Trust from January 4, 2010 through September 23, 2020, based on the daily closing prices of the underlyings. For comparison purposes, each underlying has been normalized to have a closing price of $100.00 on January 4, 2010 by dividing the closing price of that underlying on each day by the closing price of that underlying on January 4, 2010 and multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing prices of the underlyings during the term of the notes, including on any valuation date. Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlying. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its coupon barrier or downside threshold on any valuation date or the final valuation date, respectively. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or both of the underlyings might close below its coupon barrier or downside threshold on any valuation date or the final valuation date, respectively, as both of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date. If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.35 for any note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $9.65 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.35 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are automatically called prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing prices of the underlyings and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately twelve months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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